Contact:
Rolf Gatlin
Public/Media Relations
210.308.1268
rolf@usfunds.com

Valerie Kimball
Investor Relations
888.917.5109
vkimball@epochfinancial.com

                              For Immediate Release

                          U.S. Global Investors Reports
            Positive Net Income of $0.05 Per Share For Second Quarter
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SAN ANTONIO - February 14, 2005 - U.S. Global Investors,  Inc. (NASDAQ: GROW), a
registered investment advisory firm, announced it posted net income for the quarter ended December 31, 2004, of approximately $407,000, or $0.05 income per share, unaudited, compared to net income of approximately $1.25 million, or $0.17 income per share, unaudited, for the comparable period last year.

Although U.S. Global Investors' (the "Company") earnings per share decreased quarter-over-quarter, its revenues from core mutual fund operations were more robust this quarter, increasing 35 percent to $4.0 million for the quarter ended December 31, 2004, versus $3.0 million for the quarter ended December 31, 2003. In addition, cash, cash equivalents and marketable securities have increased by approximately $1.7 million, or 38 percent, from December 31, 2003, to December 31, 2004, to a total of $6.2 million.

The increase in mutual fund advisory fees is primarily the result of a 27.5 percent increase in average assets under management from $1.31 billion for the quarter ended December 31, 2003, to $1.67 billion for the quarter ended December 31, 2004. Total assets have grown from $1.49 billion to $1.81 billion, or 21.5 percent year-over-year as of December 31, 2004.

The decline in earnings is primarily attributable to a decrease in the unrealized gains on trading securities in the Company's investment portfolio. In accordance with generally accepted accounting principles, changes in unrealized gains and losses on trading securities are recorded in net income. As a result, investment income decreased by $1.3 million to $57,000 for the quarter ended December 31, 2004, compared to the same quarter last year.

"Although our investment income has declined in comparison to the same quarter last year, we continue to see increases in management fees due to substantial growth in assets in the foreign equity, gold and natural resource mutual funds we manage," says Chief Executive Officer Frank Holmes. "At the end of 2004 our Eastern European Fund (EUROX) had grown from roughly $68 million to $459 million, year-over-year. Our expertise in these unique asset classes and the support of our fund shareholders has led us to launch the Global Emerging Markets Fund, which will open this month."

Increased fund assets and strong fund performance have led to an increase in certain sub-advisory fees, platform distribution costs and performance-driven compensation costs. Total expenses for the quarter ended December 31, 2004, were approximately $982,000, or 39% higher than the quarter ended December 31, 2003.


                        Financial Highlights (Unaudited)

                           U.S. Global Investors, Inc.


                                   Quarter Ended               Quarter Ended
                                 December 31, 2004           December 31, 2003
                                 -----------------           -----------------
Total Revenues                  $        4,105,898        $      4,337,177

Total Expenses                  $        3,495,481        $      2,513,798

Tax Expense                     $          203,230        $        574,884

Net Income                      $          407,187        $      1,248,495

Basic and Diluted Net Income    $             0.05        $           0.17
Per Share

Basic Weighted Average                   7,480,792               7,473,542
  Shares Outstanding

Diluted Weighted Average                 7,546,380               7,542,424
  Shares Outstanding

Mutual Fund Average Assets      $             1.67        $           1.31
under Management
($ in billions)



About U.S. Global Investors, Inc.

U.S. Global Investors, Inc. is a registered investment adviser with a focus on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company offers financial solutions and provides transfer agency and other services to U.S. Global Investors Funds and U.S. Global Accolade Funds. The groups consist of 13 no-load mutual funds, representing approximately $1.9 billion in assets that invest in a variety of investment options, from emerging markets to money markets. Please consider carefully the fund's investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com or by calling 1-800-US-FUNDS (1-800-873-8637). Read it carefully before investing. Distributed by U.S. Global Brokerage, Inc.

Foreign and emerging market investing involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk.

This news release may include certain "forward-looking statements" including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements.

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